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               AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT

                                     BETWEEN

                       TECHNOLOGY INVESTMENT CAPITAL CORP.

                                       AND

                      TECHNOLOGY INVESTMENT MANAGEMENT, LLC

         Agreement made this __ day of ________, 200_, by and between Technology Investment Capital Corp., a Maryland corporation (the "Corporation"), and Technology Investment MANAGEMENT, LLC, a Delaware limited liability company (the "Adviser").

         WHEREAS, the Corporation is a newly organized specialty finance company that has elected to become a business development company under the Investment Company Act of 1940 (the "Investment Company Act");

         WHEREAS, the Adviser is a newly organized investment adviser that has registered under the Investment Advisers Act of 1940 (the "Advisers Act"); and

         WHEREAS, the Corporation desires to retain the Adviser to furnish investment advisory services to the Corporation on the terms and conditions hereinafter set forth, and the Adviser wishes to be retained to provide such services.

         NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

         1.  Duties of the Adviser.

         (a) The Corporation hereby employs the Adviser to act as the investment adviser to the Corporation and to manage the investment and reinvestment of the assets of the Corporation, subject to the supervision of the Board of Directors of the Corporation, for the period and upon the terms herein set forth, (i) in accordance with the investment objective, policies and restrictions that are set forth in the Corporation's Registration Statement on Form N-2, dated September 23, 2003, as the same shall be amended from time to time (as amended, the "Registration Statement"), (ii) in accordance with the Investment Company Act, subsequent to the time that the Corporation becomes a business development company, and (iii) during the term of this Agreement in accordance with all other applicable federal and state laws, rules and regulations, and the Corporation's charter and by-laws. Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement, (i) determine the composition of the portfolio of the Corporation, the nature and timing of the changes therein and the manner of implementing such changes; (ii) identify, evaluate and negotiate the structure of the investments made by the Corporation; (iii) close, monitor and service the Corporation's investments; (iv) determine the securities and other assets that the Corporation will purchase, retain, or sell; and (v) provide the Corporation with such other investment advisory, research and related services as the Corporation may, from time to time,


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reasonably require for the investment of its funds. The Adviser shall have the power and authority on behalf of the Corporation to effectuate its investment decisions for the Corporation, including the execution and delivery of all documents relating to the Corporation's investments and the placing of orders for other purchase or sale transactions on behalf of the Corporation. In the event that the Corporation determines to acquire debt financing, the Adviser will arrange for such financing on the Corporation's behalf, subject to the oversight and approval of the Corporation's Board of Directors.

         (b) The Adviser hereby accepts such employment and agrees during the term hereof to render the services described herein for the compensation provided herein.

         (c) The Adviser is hereby authorized to enter into one or more sub-advisory agreements with other investment advisers (each, a "Sub-Adviser") pursuant to which the Adviser may obtain the services of the Sub-Adviser(s) to assist the Adviser in fulfilling its responsibilities hereunder. Specifically, the Adviser may retain a Sub-Adviser to recommend specific securities or other investments based upon the Corporation's investment objective and policies, and work, along with the Adviser, in structuring, negotiating, arranging or effecting the acquisition or disposition of such investments and monitoring investments on behalf of the Corporation, subject to the oversight of the Adviser and the Corporation. The Adviser or BDC Partners, LLC, the managing member of the Adviser, and not the Corporation, shall be responsible for any compensation payable to any Sub-Adviser. Any sub-advisory agreement entered into by the Adviser shall be in accordance with the requirements of the Investment Company Act and other applicable federal and state law.

         (d) The Adviser shall for all purposes herein provided be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Corporation in any way or otherwise be deemed an agent of the Corporation.

         (e) The Adviser shall keep and preserve for the period required by the Investment Company Act any books and records relevant to the provision of its investment advisory services to the Corporation and shall specifically maintain all books and records with respect to the Corporation's portfolio transactions and shall render to the Corporation's Board of Directors such periodic and special reports as the Board may reasonably request. The Adviser agrees that all records that it maintains for the Corporation are the property of the Corporation and will surrender promptly to the Corporation any such records upon the Corporation's request, provided that the Adviser may retain a copy of such records.

         2. Corporation's Responsibilities and Expenses Payable by the Corporation. All personnel of the Adviser, when and to the extent engaged in providing investment advisory services hereunder, and the compensation and expenses of such personnel allocable to such services, will be provided and paid for by the Adviser or by BDC Partners, LLC, as managing member of the Adviser, and not by the Corporation. The Corporation shall be responsible for all other costs and expenses of its operations and transactions, including (without limitation) those relating to: organization and offering; calculating the Corporation's net asset value; effecting sales and repurchases of shares of the Corporation's common stock and other securities; investment advisory fees; fees payable to third parties relating to, or associated with, making


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investments (in each case subject to approval of the Corporation's Board of
Directors); transfer agent and custodial fees; federal and state registration fees; all costs of registration and listing the Corporation's shares on any securities exchange; federal, state and local taxes; independent Directors' fees and expenses; costs of proxy statements, stockholders' reports and notices; fidelity bond, directors and officers/errors and omissions liability insurance, and any other insurance premiums; direct costs such as printing, mailing, long distance telephone, staff, independent auditors and outside legal costs; and all other expenses incurred by the Corporation or BDC Partners, LLC in connection with administering the Corporation's business, including payments under the Administration Agreement between the Corporation and BDC Partners, LLC based upon the Corporation's allocable portion of BDC Partners, LLC's overhead in performing its obligations under the Administration Agreement, including rent.

         3. Compensation of the Adviser. The Corporation agrees to pay to the Adviser, and the Adviser agrees to accept as compensation for the services provided by the Adviser hereunder, a base management fee ("Base Management Fee") and an incentive fee ("Incentive Fee") as hereinafter set forth. The Adviser may agree to temporarily or permanently waive, in whole or in part, the Base Management Fee and/or the Incentive Fee.

         (a) The Base Management Fee shall be calculated at an annual rate of 2.00%. For services rendered during the period commencing from the closing of the Corporation's offering of its common stock, pursuant to the Registration Statement, through and including March 31, 2004, the Base Management Fee will be payable monthly in arrears, and will be calculated based on the initial value of the Corporation's net assets upon closing of such offering. For services rendered after such time, the Base Management Fee will be payable quarterly in arrears, and will be calculated based on the average value of the Corporation's net assets at the end of the two most recently completed calendar quarters, and appropriately adjusted for any share issuances, repurchases or redemptions during the current calendar quarter. Base Management Fees for any partial month or quarter will be appropriately pro rated. The liquidation preference of any issued and outstanding preferred stock will be included in the calculation of the Corporation's net assets for purposes of determining the Base Management Fee, with such liquidation preference appropriately adjusted for any share issuances, repurchases or redemptions during the current calendar quarter.

         (b) The Incentive Fee shall consist of two parts, as follows:

             (i) One part will be calculated and payable quarterly in arrears based on the pre-Incentive Fee net investment income for the immediately preceding calendar quarter. For this purpose, pre-Incentive Fee net investment income means interest income, dividend income and any other income earned by the Corporation during the calendar quarter, minus the Corporation's operating expenses for the quarter (including the Base Management Fee and any interest expense and dividends paid on any issued and outstanding preferred stock, but excluding the Incentive Fee). Pre-Incentive Fee net investment income includes any consulting or other fees that the Corporation receives from portfolio companies, but does not include any net realized capital gains. Pre-Incentive Fee net investment income, expressed as a rate of return on the value of the Corporation's net assets at the end of the immediately preceding


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                    calendar quarter, will be compared to one-fourth of an
                    applicable annual "hurdle rate." The Adviser will be entitled to 20% of the excess (if any) of the Corporation's pre-Incentive Fee net investment income for the quarter over one-fourth of the applicable annual hurdle rate. The annual hurdle rate will initially be [ ]%. For each calendar year, commencing on or after January 1, 2005, the annual hurdle rate will be determined as of the immediately preceding December 31st by adding 5% to the interest rate then payable on the most recently issued five-year U.S. Treasury Notes, up to a maximum annual hurdle rate of 10%. The calculations will be appropriately pro rated for any period of less than three months and adjusted for any share issuances, redemptions or repurchases during the current quarter.

             (ii) The second part of the Incentive Fee (the "Capital Gains Fee") will be determined and payable in arrears as of the end of each calendar year (or upon termination of this Agreement as set forth below), commencing on December 31, 2004, and will equal 20.0% of the Corporation's net realized capital gains for the calendar year less any net unrealized capital losses at the end of such year; provided that the Capital Gains Fee determined as of December 31, 2004 will take into account any capital gains and losses for the period ending December 31, 2003, if any. In the event that this Agreement shall terminate as of a date that is not a calendar year end, the termination date shall be treated as though it were a calendar year end for purposes of calculating and paying a Capital Gains Fee.

         4. Covenants of the Adviser. The Adviser covenants that it will register as an investment adviser under the Advisers Act prior to the Corporation's election to become a business development company. The Adviser agrees that its activities will at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments.

         5. Excess Brokerage Commissions. The Adviser is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Corporation to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm's risk and skill in positioning blocks of securities, that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Corporation's portfolio, and constitutes the best net results for the Corporation.

         6. Limitations on the Employment of the Adviser. The services of the Adviser to the Corporation are not exclusive, and the Adviser may engage in any other business or render similar or different services to others so long as its services to the Corporation hereunder are not impaired thereby, and nothing in this Agreement shall limit or restrict the right of any manager,


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officer or employee of the Adviser to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature; provided, that during the term of this Agreement, the Adviser will not serve as investment adviser to any other public or private entity that utilizes a principal investment strategy of providing debt financing to "target technology-related companies." For purposes of this Agreement, "target technology-related companies" are companies having annual revenues of less than $100 million and/or a market capitalization of less than $200 million, that create products or provide services requiring advanced technology, and that compete in industries characterized by such products or services, including companies in the following businesses: computer software and hardware, networking systems, semiconductors, semiconductor capital equipment, diversified technology, medical device technology, information technology infrastructure or services, Internet, telecommunications and telecommunications equipment and media. So long as this Agreement or any extension, renewal or amendment remains in effect, the Adviser shall be the only investment adviser for the Corporation, subject to the Adviser's right to enter into sub-advisory agreements. The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that directors, officers, employees and stockholders of the Corporation are or may become interested in the Adviser and its affiliates, as directors, officers, employees, partners, stockholders, members, managers or otherwise, and that the Adviser and directors, officers, employees, partners, stockholders, members and managers of the Adviser and its affiliates are or may become similarly interested in the Corporation as stockholders or otherwise.

         7. Responsibility of Dual Directors, Officers and/or Employees. If any person who is a manager, officer or employee of the Adviser or its managing member is or becomes a director, officer and/or employee of the Corporation and acts as such in any business of the Corporation, then such manager, officer and/or employee of the Adviser or its managing member shall be deemed to be acting in such capacity solely for the Corporation, and not as a manager, officer or employee of the Adviser or its managing member or under the control or direction of the Adviser or its managing member, although paid by BDC Partners, LLC as managing member of the Adviser.

         8. Limitation of Liability of the Adviser; Indemnification. The Adviser (and its officers, managers, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser, including without limitation BDC Partners, LLC) shall not be liable to the Corporation for any action taken or omitted to be taken by the Adviser in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Corporation, except to the extent specified in Section 36(b) of the Investment Company Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services, and the Corporation shall indemnify the Adviser (and its officers, managers, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser, including without limitation BDC Partners, LLC) (collectively, the "Indemnified Parties") and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys' fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Corporation or its security holders) arising out of or otherwise based upon the performance of any of the Adviser's duties or obligations under this Agreement or otherwise as



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an investment adviser of the Corporation. Notwithstanding the preceding sentence of this Paragraph 8 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Corporation or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser's duties or by reason of the reckless disregard of the Adviser's duties and obligations under this Agreement.

         9. Effectiveness, Duration and Termination of Agreement. This Agreement shall become effective as of the date above written. This Agreement shall remain in effect for two years, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (a) the vote of the Corporation's Board of Directors, or by the vote of a majority of the outstanding voting securities of the Corporation and (b) the vote of a majority of the Corporation's Directors who are not parties to this Agreement or "interested persons" (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party, in accordance with the requirements of the Investment Company Act. This Agreement may be terminated at any time, without the payment of any penalty, upon 60 days' written notice, by the vote of a majority of the outstanding voting securities of the Corporation, or by the vote of the Corporation's Directors or by the Adviser. This Agreement will automatically terminate in the event of its "assignment" (as such term is defined for purposes of Section 15(a)(4) of the Investment Company Act). The provisions of Paragraph 8 of this Agreement shall remain in full force and effect, and the Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement.

         10. Notices. Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

         11. Amendments. This Agreement may be amended by mutual consent, but the consent of the Corporation must be obtained in conformity with the requirements of the Investment Company Act.

         12. Entire Agreement; Governing Law. This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. This Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the Investment Company Act. To the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control.



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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.



                                    TECHNOLOGY INVESTMENT CAPITAL CORP.

                                    By: __________________________________
                                        Jonathan Cohen, President



                                    TECHNOLOGY INVESTMENT MANAGEMENT, LLC

                                    By:  BDC Partners, LLC, its managing member

                                    By: __________________________________
                                        Jonathan Cohen, Managing Member